Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

CI&T Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common shares, par value US$0.00005 per share	Other	1,399,998(2)	$7.68(3)	$10,751,984.64	0.0001102	$1,184.87

Total Offering Amounts					$10,751,984.64	—	$1,184.87
Total Fee Offsets					—	—	—
Net Fee Due					—	—	$1,184.87

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of Class A common shares of CI&T Inc. (the “Registrant”) as may become available for issuance by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Class A common shares.
(2)	Represents Class A common shares underlying the restricted stock units (“RSUs”) to be granted at the closing of the transactions contemplated in a Membership Interest Purchase Agreement, dated October 14, 2022 (the “Purchase Agreement”), by and among the Registrant, Ntersol LLC (“Seller”), Ntersol Consulting, LLC (the “Company”), the members of Seller (the “Members”) including Anthony Jenkins as a Member and as representative of the Members, and CI&T, Inc., a Pennsylvania corporation and a subsidiary of the Registrant (“Buyer”), to those individuals identified in the Purchase Agreement.
(3)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of computing the amount of the registration fee and is equal to $7.68, the average of the high and low prices of the Class A common shares as reported on the New York Stock Exchange on December 2, 2022.